Exhibit 99.1

Purebase Strengthens Board of Directors With Addition of Experienced Independent Director

IONE, CA, April 8th, 2020 (GLOBE NEWSWIRE) — Purebase Corporation (OTCQB: PUBC), a diversified resource company, headquartered in Ione, California, today announced the appointment of Jeffrey Guzy to the company’s Board of Directors as an Independent Board Director, effective April 8th, 2020. Mr. Guzy will also chair the newly created Audit and Compensation Committees. Mr. Calvin Lim, who has served as an Independent Board Member of Purebase since January 2015 will be stepping down effective April 8th, 2020.

Purebase’s Chairman and CEO, Scott Dockter stated, “We are very pleased to have Jeff join the Board of Directors of Purebase. He has a wealth of knowledge and experience in public company corporate governance that will serve us well as we continue to grow the Company and start preparing our application process to uplist to a National Exchange”. Mr. Dockter further added, “We’d also like to thank Calvin Lim for his many years of service to our company as a board member, and we wish him all the best in all his future endeavors.”

Mr. Guzy currently serves as an Independent Member of the Board of Directors of several public companies, including Leatt Corporation, Capstone Companies, and Brownie’s Marine Group. Mr. Guzy has had key executive positions at several large international companies, including Loral Space, Sprint International, Verizon and IBM. He received an MBA from the Wharton School/University of Pennsylvania, an MS in Systems Engineering from the University of Pennsylvania, and a BS in Electrical Engineering from the Pennsylvania State University.

About Purebase Corporation

Purebase Corporation (OTCQB: PUBC) is a diversified resource company that acquires, develops and markets minerals for use in the agriculture, construction and other specialty industries.

Contacts

David Harvey | Purebase Corporation

david.harvey@purebase.com, and please visit our corporate website – www.purebase.com

Safe Harbor

This press release contains statements, which may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief, or current expectations of Purebase Corporation and members of its management team as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that may cause actual results to differ from those anticipated are discussed throughout the Company’s reports filed with Securities and Exchange Commission which are available at www.sec.gov as well as the Company’s web site at www.purebase.com. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.